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                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-115395



                           MARKLAND TECHNOLOGIES, INC.



              PROSPECTUS SUPPLEMENT NO. 3 DATED SEPTEMBER 23, 2004

                                       TO

                       THE PROSPECTUS DATED JUNE 21, 2004,
                  AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME


         THIS PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2004 ("SUPPLEMENT NO. 3") SUPPLEMENTS THE INFORMATION WE PROVIDED IN OUR PROSPECTUS DATED JUNE 21, 2004, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE "PROSPECTUS" ), RELATING TO THE RESALE, FROM TIME TO TIME OF UP TO 31,156,015 SHARES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS NAMED THEREIN. SUPPLEMENT NO. 3 IS BEING DELIVERED TO YOU ALONG WITH THE PROSPECTUS. SUPPLEMENT NO. 3 SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS AND IS QUALIFIED BY REFERENCE TO THE PROSPECTUS EXCEPT TO THE EXTENT THAT THE INFORMATION IN SUPPLEMENT NO. 3 SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS. STOCKHOLDERS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS IN CONJUNCTION WITH SUPPLEMENT NO. 3 BEFORE MAKING AN INVESTMENT DECISION.

                               RECENT DEVELOPMENTS
                               -------------------

         As reported on Markland Technologies, Inc.'s current report on Form 8-K dated September 23, 2004, on September 21, 2004, Markland Technologies, Inc. (the "Company" or "we") entered into a Purchase Agreement with DKR Soundshore Oasis Holding Fund, Ltd. and DKR Soundshore Strategic Holding Fund, Ltd. (together the "Investors") pursuant to which we sold warrants to purchase shares of common stock (the "Warrants") and secured convertible promissory notes (the "Convertibles Notes") for the aggregate consideration of $4,000,000. The offer and sale of these securities was made in reliance on Section 4(2) of Securities Act of 1933, as amended. The Investors are stockholders of the Company and "accredited investors" within the meaning of Regulation D. We intend to use the proceeds from this offering for working capital.

         The Purchase Agreement contains standard representations, covenants and events of default. Occurrence of an event of default allows the Investors to accelerate the payment of the Convertible Notes and/or exercise other legal remedies, including foreclosing on collateral. A copy of the Purchase Agreement is attached hereto as Exhibit 99.1 to the Form 8-K dated September 23, 2004 (the "Form 8-K") and as Exhibit 10.45 to post-effective amendment No. 2 to the registration statement on Form SB-2, as amended supplemented from time to time.(File # 333-115395) filed with the Securities and Exchange Commission on September 23, 2004, pursuant to the Rule 462(d) of the Securities Act of 1933, as amended ("Post-Effective Amendment #2").

         The Warrants entitle the Investors to purchase an aggregate of 5,200,000 shares of our common stock, at any time and from time to time, through September 21, 2009. The Form of Warrant is attached hereto as Exhibit 99.5 to the Form 8 -K and Exhibit 4.16 to Post-Effective Amendment No.2.

         The Convertible Notes are in the aggregate principal amount of five million two hundred thousand dollars ($5,200,000) and accrue interest daily at the rate of eight percent (8%) per year on the then outstanding and unconverted principal balance of the Convertible Notes. Under the terms of the Convertible Notes, we are required to pay $4,000,000 of the outstanding principal and interest by March 15, 2005, and the remaining outstanding balance by September 21, 2005. At anytime, and at the option of the Investors, the outstanding principal and accrued interest of the Convertible Notes may be converted into shares of our common stock. The Form of Convertible Note is attached hereto as
Exhibit 99.4 to the Form 8-K and Exhibit 10.47 to Post-Effective Amendment No.
2.

         We have granted a security interest in and a lien on substantially all of our assets to the Investors pursuant to the terms of a Security Agreement, dated September 21, 2004. The Security Agreement has been filed with the Securities and Exchange Commission as Exhibit 99.2 to the Form 8-K and Exhibit
10.46 to Post-Effective Amendment No.2.


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         In connection with this transaction, and pursuant to the Registration
Rights Agreement dated September 21, 2004, we have agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares of our common stock issuable upon conversion of the Convertible Notes and the exercise of the Warrants. The Registration Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit
99.3 to the Form 8 -K and Exhibit 4.15 to Post-Effective Amendment No.2.

         Also in connection with this transaction, we entered into a Lock-Up Agreement dated September 21, 2004, with James, LLC, the holder of 17,627 shares of our Series D Convertible Preferred Stock (the "Series D Shares"), pursuant to which James LLC has agreed not to sell any Series D Shares until the first to occur of (i) notice from the us and the Investors that the transactions contemplated by the Purchase Agreement shall have been terminated in accordance with their terms, or (ii) March 15, 2005. This Lock-Up Agreement has been filed with the Securities and Exchange Commission as Exhibit 99.6 to the Form 8 -K and
Exhibit 4.18 to Post-Effective Amendment No.2.

         In addition, we entered into a lock-up agreement with Robert Tarini, our Chief Executive Officer, and Kenneth Ducey, Jr., our Chief Financial Officer, dated September 21, 2004 (the "Executive Lock-up Agreement"). Pursuant to the Executive Lock-up Agreement, Mr. Tarini and Mr. Ducey have agreed not to sell any securities of the Company until the earlier of (i) notice from us and the Investors that the transactions contemplated by the Purchase Agreement shall have been terminated in accordance with their terms or (ii) sixty days after the effectiveness of the registration statement related to Registration Rights Agreement. The Executive Lock-up Agreement has been filed with the Securities and Exchange Commission as Exhibit 99.7 to the Form 8 -K and Exhibit 4.17 to Post-Effective Amendment No.2.

         Finally, certain investors waive their rights of first refusal and enter into other agreements in accordance with the terms of Waiver Agreement dated September 21, 2004. The Waiver Agreement has been filed with the Securities and Exchange Commission as Exhibit 99.8. to the Form 8-K and Exhibit
4.19 to Post-Effective Amendment No.2.


The foregoing description of the transactions and related agreements is qualified in its entirety by reference to the following documents filed (i) as exhibits to the Form 8-K dated September 23, 2004; and (ii) as exhibits to Post-Effective Amendment #2: (a) Purchase Agreement dated September 21, 2004;
(b) Security Agreement dated September 21, 2004; (c) Registration Rights Agreement dated September 21, 2004; (d) Form of Warrant issued on September 21, 2004; (e) Form of Convertible Note issued on September 21, 2004; (f) Lock-Up Agreement between Markland Technologies, Inc. and James LLC; (g) Lock-Up Agreement between Markland Technologies, Inc., Kenneth P. Ducey and Robert Tarini; and (h) Waiver Agreement dated September 21, 2004.


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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this supplement are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Our Financial Condition and Results of Operations" and "Business" in our Prospectus. We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

                               -------------------

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

                               -------------------



          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
      SEE RISK FACTORS BEGINNING ON PAGE 5 AND ELSEWHERE IN THE PROSPECTUS.


                               -------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 23, 2004


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